FORM OF WARRANT AGREEMENT

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE. SUCH SECURITIES AND ANY SECURITIES ISSUED HEREUNDER MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE, WITH SUCH EXEMPTION TO BE ESTABLISHED BY THE HOLDER TO THE SATISFACTION OF THE COMPANY.

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[ ], 2006	[ ] Warrants

RANCHER ENERGY CORP.

WARRANT CERTIFICATE

This warrant certificate (“Warrant Certificate”) certifies that for value received [       ] (the “Holder”) is the owner of the number of warrants (“Warrants”) specified above, each of which entitles the Holder thereof to purchase, at any time on or before the Expiration Date (hereinafter defined), one fully paid and non-assessable share of Common Stock, $0.00001 par value (“Stock”), of Rancher Energy Corp., a Nevada corporation (the “Company”).

1. Warrant; Purchase Price

Each Warrant shall entitle the Holder to purchase one share of Stock of the Company and the purchase price payable upon exercise of the Warrants shall initially be U.S. $0.75 per share of Stock between the date hereof and [     ], 2007 and U.S. $1.00 per share of Stock between [   ], 2007 and [     ], 2008, subject to adjustment as hereinafter provided (the “Purchase Price”) and subject to the right of the Company to redeem such Warrants for no consideration upon 30 days notice. The Purchase Price and number of shares of Stock issuable upon exercise of each Warrant are subject to adjustment as provided in Article 6.

2. Exercise; Expiration Date

2.1 The Warrants are exercisable, at the option of the Holder, at any time after issuance and at or before 5:00 p.m. Denver time on the Expiration Date, upon surrender of this Warrant Certificate to the Company together with a duly completed Notice of Exercise, in the form attached hereto as Exhibit A, and payment of an amount equal to the Purchase Price times the number of Warrants to be exercised. In the case of exercise of less than all the Warrants represented by this Warrant Certificate, the Company shall cancel the Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate for the balance of such Warrants.

2.2 The term “Expiration Date” shall mean 5:00 p.m. Denver time on [     ], 2008, or if such date shall in the State of Colorado be a holiday or a day on which banks are authorized to close, then 5:00 p.m. Denver time the next following date which in the State of Colorado is not a holiday in a day on which banks are authorized to close.

FORM OF WARRANT AGREEMENT

3. Registration and Transfer on Company Books

3.1 The Company shall maintain books for the registration and transfer of the Warrants and the registration and transfer of the shares of Stock issued upon exercise of the Warrants. The Company may appoint an agent for the purpose of maintaining the register referred to in this Section 3.1, issuing the Stock then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or an of the foregoing.

3.2 Prior to due presentment for registration of transfer of this Warrant Certificate, or the shares of Stock issued upon exercise of the Warrants, the Company may deem and treat the registered Holder as the absolute owner thereof.

3.3 Neither this Warrant Certificate, nor the Warrants represented hereby, may be sold, assigned, pledged or otherwise transferred voluntarily by the Holder without the consent of the Company.

4. Reservation of Shares

The Company covenants that it will at all times reserve and keep available out of its authorized Stock, solely for the purpose of issue upon exercise of the Warrants, such number of shares of Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that all shares of Stock which shall be issuable upon exercise of the Warrants shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges.

5. Loss or Mutilation

Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant Certificate, the Company shall execute and deliver in lieu thereof a new Warrant Certificate representing an equal number of Warrants.

6. Adjustment of Purchase Price and Number of Shares Deliverable

6.1 The number of shares of Stock or other security purchasable upon the exercise of each Warrant (such shares being referred to in this Section 6 as the “Warrant Shares”) and the Purchase Price with respect to the Warrant Shares shall be subject to adjustment as follows:

(a) In case the Company shall (i) declare a dividend or make a distribution on its Stock payable in shares of its capital stock, (ii) subdivide its outstanding shares of Stock, through stock split or otherwise, (iii) combine its outstanding shares of Stock, into a smaller number of shares of Stock, or (iv) issue by reclassification of its of Stock (including any reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) other securities of the Company, the number and/or nature of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this paragraph (a) shall become effective retroactively as of the record date of such event.

FORM OF WARRANT AGREEMENT

(b) In the event of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the outstanding shares of the Company’s Common Stock are not converted into or exchanged for other rights or interests), or in the case of any sale, transfer or other disposition to another corporation of all or substantially all the properties and assets of the Company, the Holder of each Warrant shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition that appropriate provisions shall be made so that such Holder shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have been entitled to receive had such Warrants been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Article 6 with respect to rights and interest thereafter of the Holder of the Warrants to the end that the provisions of this Article 6 shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter purchasable upon the exercise of the Warrants. The provisions of this Section 6.1(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions. If the per share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors.

(c) Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as provided in this Section 6.1, the Purchase Price with respect to the Warrant Shares shall be adjusted by multiplying such Purchase Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

6.2 No adjustment in the number of Warrant Shares purchasable under the Warrants, or in the Purchase Price with respect to the Warrant Shares, shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Warrant Shares issuable upon the exercise of such Warrant, or in the Purchase Price thereof; provided, however, that any adjustments which by reason of this Section 6.2 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

FORM OF WARRANT AGREEMENT

6.3 Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Purchase Price of such Warrant Shares is adjusted, as herein provided, the Company shall mail to the Holder at the address of the Holder shown on the books of the Company, a notice of such adjustment or adjustments, prepared and signed by the Chief Financial Officer or Secretary of the Company, which sets forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Purchase Price of such Warrant Shares after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

6.4 In the event that at any time prior to the expiration of the Warrants and prior to their exercise:

(a) the Company shall declare any distribution; or

(b) there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entity); or

(c) any notice shall be required to be mailed to the holders of Stock pursuant to the Company’s Certificate of Incorporation;

(each such event hereinafter being referred to as a “Notification Event”), the Company shall cause to be mailed to the Holder, not less than 10 days prior to the record date, if any, in connection with such Notification Event (provided, however, that if there is no record date, or if 10 days prior notice is impracticable, as soon as practicable) written notice specifying the nature of such event and the effective date of, or the date on which the books of the Company shall close or a record shall be taken with respect to, such event. Such notice shall also set forth facts indicating the effect of such action (to the extent such effect may be known at the date of such notice) on the Purchase Price and the kind and amount of the shares of stock or other securities or property deliverable upon exercise of the Warrants.

6.5 The form of Warrant Certificate need not be changed because of any change in the Purchase Price, the number of Warrant Shares issuable upon the exercise of a Warrant or the number of Warrants outstanding pursuant to this Section 6, and Warrant Certificates issued before or after such change may state the same Purchase Price, the same number of Warrants, and the same number of Warrant Shares issuable upon exercise of Warrants as are stated in the Warrant Certificates theretofore issued pursuant to this Agreement. The Company may, however, at any time, in its sole discretion, make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof, and any Warrant Certificates thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

FORM OF WARRANT AGREEMENT

7. Voluntary Adjustment by the Company

The Company may, at its option, at any time during the term of the Warrants, reduce the then current Purchase Price to any amount deemed appropriate by the Board of Directors of the Company and/or extent the date of the expiration of the Warrants.

8. Governing Law

This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by its officers thereunto duly authorized and its corporate seal to be affixed hereon, as of this [   ] day of [     ], 2006.

RANCHER ENERGY CORP.

By:
Name: John Works Title: CEO

FORM OF WARRANT AGREEMENT

EXHIBIT A

NOTICE OF EXERCISE

The undersigned hereby irrevocably elects to exercise, pursuant to Section 2 of the Warrant Certificate accompanying this Notice of Exercise, ___________ Warrants of the total number of Warrants owned by the undersigned pursuant to the accompanying Warrant Certificate, and herewith makes payment of the Purchase Price of such shares in full.

Name of Holder

Signature
Address: